UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2022

SYNLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37566	26-1824804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney St., Suite 402 Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9975

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SYBX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2022, Synlogic, Inc. (the “Company”) announced the appointment of Michael Jensen as Chief Financial Officer, effective March 3, 2022.

Mr. Jensen, age 46, brings extensive and diversified experience within global pharmaceutical and medical device companies, spanning analytics, financial management, information systems and operations. Mr. Jensen’s prior experience includes serving in financial leadership roles at several privately held biotech and healthcare companies. From March 2020 to March 2022, Mr. Jensen served as the Chief Financial Officer of Intrinsic Therapeutics, Inc., a commercial-stage medical device company focused on delivering treatments to improve surgical efficacy. Previously, Mr. Jensen served as the Chief Financial Officer of Taconic Biosciences, Inc. from March 2019 to March 2020, and the Chief Financial Officer of Injured Workers Pharmacy, LLC from December 2016 to February 2019. Mr. Jensen holds a Master of Economics and Business Administration from Copenhagen Business School and a Bachelor of Business Administration from Towson University.

The Company entered into an Employment Letter Agreement (the “Employment Agreement”) with Mr. Jensen on January 24, 2022, pursuant to which Mr. Jensen will perform duties and responsibilities associated with his position as Chief Financial Officer of the Company. The Company will pay Mr. Jensen a base salary of $395,000 per year, with the opportunity to earn a bonus of up to 40% of the annual base salary based on the achievement of or progress toward individual, departmental and/or corporate objectives and goals, as reasonably determined by the Company’s board of directors. The Company also made a one-time grant of an option to Mr. Jensen to purchase an aggregate of 230,000 shares of the Company’s common stock at an exercise price of $2.23 per share (the fair market value on the date of commencement of Mr. Jensen’s employment) which option will vest with respect to 25% of the shares on the date that is 12 months from the date that Mr. Jensen’s employment commences, with the remaining shares to vest in equal monthly installments over the following 36 months, so long as Mr. Jensen continues to serve as Chief Financial Officer. The Company additionally made a grant to Mr. Jensen of 30,000 restricted stock awards which will vest with respect to 25% of such shares on April 1, 2023, with the remaining shares to vest in equal annual installments over the following three years, so long as Mr. Jensen continues to serve as Chief Financial Officer.

The Employment Agreement also provides for the following severance payments upon termination by the Company without Cause (as defined in the Employment Agreement) or by Mr. Jensen for Good Reason (as defined in the Employment Agreement): (i) payment of his then-current base salary for a period of six months following termination; (ii) a pro-rated target bonus for the period during which Mr. Jensen was employed in the year of termination; and (iii) continued coverage under the Company’s group health insurance plan until the earlier of six months from termination or the date Mr. Jensen becomes eligible for medical benefits with another employer.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, filed hereto as Exhibit 10.1.

There are no transactions to which the Company is a party and in which Mr. Jensen has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Jensen has not previously held any positions with the Company and has no family relationship with any directors or executive officers of the Company.

Item 8.01	Other Events.

On March 3, 2022, the Company issued a press release announcing the appointment of Mr. Jensen as Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1#	Employment Agreement dated as of January 24, 2022, by and between the Company and Michael Jensen.

99.1	Press Release dated March 3, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

#	Management contract or compensatory plans or agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNLOGIC, INC.

Date: March 3, 2022	By:	/s/ Aoife Brennan
	Name:	Aoife Brennan
	Title:	President and Chief Executive Officer